EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> Registration No

Registration No. 333-59540 424 (b)(3)

Pricing Supplement No:342 Cusip:14912LU58

Dated: April 22, 2001

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

With Maturities of 9 Months or More from Date of Issue

Interest payable each April 25 and October25 and at Maturity

Principal Amount: Interest Rate: Proceed Amount:

$217,165,000 4.69% $216,622,087.50

Original Issue Date: Commission Fee: Maturity Date:

04/25/2002 $542,912.50 04/25/2005

Dealer:

J.P. Morgan Securities Inc.$ 22,750,000

Saloman Smith Barney $ 61,000,000

Merrill Lynch $100,000,000

Goldman, Sachs, & Co. $ 33,415,000

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than First

Certificated Note Trust New York): N/A (only applicable if

Specified Currency

is other than U.S. dollars)

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount): 100%

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates):

N/A

Interest Rate Reset Option: _ Yes X No

Optional Reset Dates (only applicable if option to reset interest rate): N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option: _ Yes x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1820.30 mm principal amount of the Notes had been sold at interest rates then in effect.

_________________________________

Pricing Supplement to Prospectus Supplement dated June 15, 2001 and Prospectus dated May 23, 2001